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                     December 15, 2023

       Shawn Mural
       Chief Financial Officer
       V2X, Inc.
       7901 Jones Branch Drive, Suite 700
       McLean, VA 22102

                                                        Re: V2X, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-36341

       Dear Shawn Mural:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services